                                  EXHIBIT 11
                  IMPERIAL HOLLY CORPORATION AND SUBSIDIARIES
                    COMPUTATION OF INCOME PER COMMON SHARE
                                  (UNAUDITED)

                                                            Three Months        Nine Months
                                                                Ended              Ended
                                                          December 31, 1996  December 31, 1996
                                                          -----------------  -----------------
                                                               (In Thousands of Dollars)
INCOME FOR PRIMARY AND FULLY DILUTED COMPUTATION:
 Net Income:
  As reported                                                   $     1,496        $     8,573
  Adjustments - none                                                      -                  -
                                                                -----------        -----------
  As adjusted                                                   $     1,496        $     8,573
                                                                ===========        ===========
PRIMARY EARNINGS PER SHARE:
  Weighted average shares of common stock outstanding            14,147,504         12,059,289
  Incremental shares issuable from assumed exercise of
   stock options under the treasury stock method                    209,529            151,432
                                                                -----------        -----------
  Weighted average shares of common stock outstanding,
   as adjusted                                                   14,357,033         12,210,721
                                                                ===========        ===========
  Primary earnings per share:

  Net income                                                    $      0.10        $      0.70
                                                                ===========        ===========
FULLY DILUTED EARNINGS PER SHARE:
  Weighted average shares of common stock outstanding            14,147,504         12,059,289
  Incremental shares issuable from assumed exercise
   of stock options under the treasury stock method                 209,529            191,370
                                                                -----------        -----------
  Weighted average shares of common stock outstanding,
   as adjusted                                                   14,357,033         12,250,659
                                                                ===========        ===========
  Fully diluted earnings per share:
  Net income                                                    $      0.10        $      0.70
                                                                ===========        ===========

_______________________________________

 This calculation is submitted in accordance with Item 601(b)(11) of Regulation S-K; the amount of dilution illustrated in this calculation is not required to be disclosed pursuant to paragraph 14 of Accounting Principles Board Opinion No. 15.



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